EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement (Nos. 333-40494, 333-113794, 333-125056 and 333-182807) on Form S-8 and in Registration Statement No. 333-86580 on Form S-3 of Salem Media Group, Inc. and subsidiaries of our reports dated March 11, 2016, relating to our audits of the consolidated financial statements, the financial statement schedule and internal control over financial reporting, which appear in this Annual Report on Form 10-K of Salem Media Group, Inc. and subsidiaries for the year ended December 31, 2015.

/s/ SingerLewak LLP

Los Angeles, California

March 11, 2016